Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

The following table presents information from the Company's consolidated financial statements for each of the five years ended December 31. In connection with the Lighting Transaction, the results of operations of the Lighting business have been reclassified to “Income from discontinued operations, net of tax” in the Consolidated Statements of Operations, and are provided in the table below. This information should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” included under Items 7 and 8, respectively, of this Annual Report on Form 10-K.

	Successor		Predecessor
	Year Ended December 31	Three months Ended December 31	Nine Months Ended October 1	Year Ended December 31	Year Ended December 31	Year Ended December 31
	2011	2010	2010	2009	2008	2007
	(Dollars in Millions, Except Per Share Amounts)
Statement of Operations Data
Net sales	$7,532	$1,778	$5,244	$6,328	$8,963	$10,727
Gross margin	618	244	549	618	494	613
Income (loss) from continuing operations before income taxes	337	129	1,130	299	(465)	(230)
Net income (loss) from continuing operations	210	105	982	227	(583)	(250)
Income (loss) from discontinued operations, net of tax	(56)	—	14	(43)	(64)	(79)
Net income (loss)	154	105	996	184	(647)	(329)
Net income attributable to non-controlling interests	74	19	56	56	34	43
Net income (loss) attributable to Visteon Corporation:
Net income (loss) from continuing operations	136	86	926	171	(617)	(293)
Income (loss) from discontinued operations	(56)	—	14	(43)	(64)	(79)
Net income (loss) attributable to Visteon Corporation	$80	$86	$940	$128	$(681)	$(372)

Basic earnings per share:
Continuing operations	$2.65	$1.71	$7.10	$1.31	$(4.77)	$(2.26)
Discontinued operations	(1.09)	—	0.11	(0.33)	(0.49)	(0.61)
Basic earnings (loss) attributable to Visteon Corporation	$1.56	$1.71	$7.21	$0.98	$(5.26)	$(2.87)

Diluted earnings per share:
Continuing operations	$2.62	$1.66	$7.10	$1.31	$(4.77)	$(2.26)
Discontinued operations	(1.08)	—	0.11	(0.33)	(0.49)	(0.61)
Diluted earnings (loss) attributable to Visteon Corporation	$1.54	$1.66	$7.21	$0.98	$(5.26)	$(2.87)

Balance Sheet Data
Total assets	$4,969	$5,208	N/A	$5,019	$5,248	$7,205
Total debt	$599	$561	N/A	$231	$2,762	$2,840
Total Visteon Corporation shareholders' equity (deficit)	$1,307	$1,260	N/A	$(772)	$(887)	$(90)

Statement of Cash Flows Data
Cash provided from (used by) operating activities	$175	$154	$20	$141	$(116)	$293
Cash used by investing activities	$(331)	$(76)	$(75)	$(123)	$(208)	$(177)
Cash (used by) provided from financing activities	$(3)	$(40)	$(42)	$(259)	$(193)	$547